Exhibit 10.4

ASSET PURCHASE AGREEMENT

BY AND AMONG

NP OAKLEY BUILDING I, LLC,

AS SELLER,

ROX AMZL OAKLEY CA LLC,

AS BUYER,

ROX FINANCIAL INC.,

(solely for purposes of Sections 4.2(g), 7.2(b) and 8.2)

and

NP OAKLEY LLC,

(solely for purposes of Section 4.11, Article 6 and Section 8.2)

DATED AS OF NOVEMBER 19, 2020

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-ii-

SCHEDULES:

Schedule Number
1	Legal Description
2.4	Actions
2.5	Licenses and Permits
2.6	Seller Brokers
2.7(d)	Outstanding Property Rights
2.9(a)	Insurance
3.4	Buyer Brokers
4.1(b)(v)	Pre-Closing Property Right Grants
4.5(e)	Title Commitment
4.8	Allocation
7.1(d)	Milestones

EXHIBITS:

Exhibit
A	Grant Deed Form
B	Tenant Estoppel Form
C	Guarantor Estoppel Form
D	General Assignment Form
E	Commercial Management Agreement
F	Land Use Covenant and Agreement -- Transfer Notice
G	Notice of Property Transfer and Covenant Not to Sue

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DEFINED TERMS:

TERM	SECTION
“Accountants”	4.6(a)
“Action”	2.4
“Affiliate”	1.3(a)(i)
“Agreement”	Recitals
“Allocation”	4.8
“Ancillary Assets”	1.1(a)(vi)
“Appurtenances”	1.1(a)(i)
“Base Purchase Price”	1.1(b)
“Breach”	6.3(a)
“Business Day”	1.3(a)(ii)
“Buyer”	Recitals
“Buyer Inspectors”	4.2(a)
“Cap”	6.6
“Chemours”	2.7(b)(iii)
“Chemours PSA”	2.7(b)(vii)
“Claim Notice”	6.3(a)
“Closing”	1.2
“Closing Date”	1.2
“Closing Statement”	1.3(b)
“Code”	2.1(c)
“Commercial Management Agreement”	1.4(a)(xiv)
“Commission”	4.6(a)(i)
“Confidentiality Agreement”	4.2(e)
“control”	1.3(a)(iii)
“Cut-Off Time”	1.3(a)(iv)
“Deed”	1.4(a)(i)
“Disclosure Schedules”	2.4
“DTSC”	2.7(b)(iii)
“Due Diligence Contingency”	4.2(f)
“Due Diligence Period”	4.2(a)
“Effective Date”	Recitals
“Encumbrances”	1.1(a)
“Enemy States”
“Environmental Condition Summary”
“Environmental Laws”	2.10
“Final Allocation Schedule”	4.10
“Floor”	1.3(a)(v)
General Assignment”	4.8
“Guarantor”	6.6
“Guaranty”	1.4(a)(vii)
“Hazardous Materials”	Recitals
“Independent Consideration”	Recitals
“Inspections”	1.3(a)(vi)
“Insurance Policies”	4.2(g)
“License and Permits”	4.2(a)
“Loss”	2.9(a)
“LUC”	1.3(a)(vii)
“LUC Transfer Notice”	6.1
“Minimum Purchase Price”	2.7(b)(iii)
“Minimum Purchase Price”	1.4(a)(xvi)
“Monetary Objections”	1.1(b)
“Natural Hazards Disclosure Statement”	4.5(c)
“New Title Election Notice”	8.10
“New Title Exception”	4.5(b)(i)
“New Title Objection Notice”	4.5(b)(iv)
“New Title Response Notice”	4.5(b)(iv)
“Notice”	4.5(b)(iv)
“NP Oakley”	8.2
“OFAC”	Recitals
“Natural Hazards Disclosure Statement”	2.10
“New Title Election Notice”	2.10
“New Title Exception”	4.10

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“New Title Objection Notice”	1.3(a)(v)
“New Title Response Notice”	4.8
“Notice”	6.6
“Offering”	Recitals
“Offering Minimum Gross Proceeds”	1.1(c)
“Offering Net Proceeds”	1.1(d)(B)
“Offering Documents”	4.7
“Party” and “Parties”	Recitals
“Permitted Exceptions”	4.5(a)
“Premises”	Recitals
“Prohibited Person”	2.10
“Property”	1.1(a)
“Property Manager”	1.4(a)(xiii)
“Prorations”	1.3(b)
“Prospective Purchasers Agreement”	2.7(b)(iii)
“Purchase Price”	1.1(e)
“Release”	1.3(a)(viii)
“RFI”	Recitals
“Seller”	Recitals
“Seller Materials”	4.2(e)
“Seller Parties”	4.2(c)
“Series”	Recitals
“Service Contracts”	1.3(a)(ix)
“Tax”	2.11
“Tax Authority”	4.8
“Tenant”	Recitals
“Tenant Lease”	Recitals
“Title Commitment”	4.5(a)
“Title Company”	1.2
“Title Policy”	5.3(d)
“Trade Payables”	1.3(a)(xi)
“Transactions”	1.2
“Transaction Documents”	1.4
“Transfer Taxes”	1.3(a)(x)

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated November 19, 2020 (the “Effective Date”), is by and among ROX Financial Inc., a Delaware corporation (“RFI”) (solely for purposes of Sections 4.2(g), 7.2(b) and 8.2), ROX AMZL Oakley CA LLC, a Delaware limited liability company (“Buyer”), NP Oakley Building I, LLC, a Missouri limited liability company (“Seller”), and NP Oakley LLC, a Delaware limited liability company (“NP Oakley”) (solely for purposes of Section 4.11, Article 6 and Section 8.2). Seller and Buyer are sometimes referred to herein independently as a “Party” and collectively as the “Parties.”

WHEREAS, Seller is the sole owner of the fee simple interest in the real property including all buildings, structures (surface and subsurface) and other improvements and fixtures located on and/or within or affixed thereto that are located at 4000 Wilbur Avenue, Oakley, California 94561 as further described on Schedule 1 of the Disclosure Schedules (the “Premises”); and

WHEREAS, Seller leases the improvements on the Premises to Amazon.com Services LLC (“Tenant”) pursuant to that certain Lease effective February 7, 2020 (the “Tenant Lease”), with all payment obligations and liabilities of Tenant thereunder being guaranteed by Amazon.com, Inc. (“Guarantor”) pursuant to that certain Limited Parent Guaranty effective as of February 7, 2020 (the “Guaranty”); and

WHEREAS, subject to the successful completion of a concurrent public offering (the “Offering”) of limited partnership interests of ROX Financial LP, designated as Series AMZL of ROX Financial LP (the “Series”) and the additional terms and conditions set forth herein, Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, of all the right, title and interest in and to the Property.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1.

PURCHASE AND SALE

Section 1.1Sale of Property and Tenant Lease; Closing Payments.

(a)Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller all of Seller’s right, title and interests in and to, the following (collectively, the “Property”) free and clear of all liens, easements, rights of way, claims, pledges, security interests, restrictions and other encumbrances of any kind or nature whatsoever (whether arising by contract, operation of law or otherwise) (collectively, “Encumbrances”), other than the Permitted Exceptions:

(i)the Premises;

(ii)all strips and gores, easements, rights of way, privileges, licenses, appurtenances and other interests pertaining to the Premises, and any applicable interests in any land, highway, street, road, avenue, alley or right of way, open or proposed, in, on, across, in front of abutting or adjoining any portion of such property, open or proposed streets, strips or gores of land adjacent thereto, air rights and development rights benefiting all or any portion thereof (the “Appurtenances”);

(iii)the Tenant Lease and the Guaranty;

(iv)all of Seller’s right, title and interest, if any, in and to any awards made, or to be made in lieu thereof, and in and to any unpaid awards for damage thereto by reason of a change of grade of any Appurtenances, including any highway, street, road or avenue;

(v)all existing warranties and guaranties, if any, affecting the ownership and maintenance of the Premises, in each case, to the extent the same are transferable and Seller shall use good faith efforts to obtain any required consents necessary to effectuate such a transfer; and

(vi)all general intangibles, books and records, prepaid marketing materials, site plans, surveys, environmental and other physical assessments and reports, plans and specifications, blue prints, architectural plans, engineering plans, studies and diagrams, soil and substrata studies, operating manuals and other plans or studies of any kind pertaining to the Premises, in each case, to the extent the same are transferable and any required consents necessary to effectuate such a transfer have been obtained; and all other intangible personal property owned or possessed by Seller and used in connection with the ownership or operation of the Property (collectively, the “Ancillary Assets”).

(b)The purchase price for the Property to be sold pursuant to this Agreement shall be an amount equal to a minimum of eighty-one million dollars ($81,000,000), payable to Seller (the “Base Purchase Price”), subject to the adjustments provided in Section 1.3, Section 4.5(b), Section 4.5(d) and Section 7.3 (as adjusted, the “Minimum Purchase Price”).

(c)The gross proceeds to be received by the Series from the closing of the Offering, , after underwriting discounts and commissions, that is intended to be achieved from the low end of the price range therefor shall be the Base Purchase Price, increased by the amount of the anticipated costs and expenses of the Offering, not including underwriting discounts and commissions, which gross proceeds have been agreed between Buyer and Seller to be Eighty- Three Million Four-Hundred Forty-Nine Thousand Four-Hundred Ninety-Eight and No/100 Dollars ($83,495,376)  (the “Offering Minimum Gross Proceeds”).

(d)If the gross proceeds from the closing of the Offering, after deduction of underwriting discounts and commissions, are in excess of the Offering Minimum Gross Proceeds, upon the receipt thereof and in connection with the Closing, the Series shall contribute an additional amount, if any, to Buyer to increase the Minimum Purchase Price by an amount equal to the result of the following (such result, when added to the Minimum Purchase Price being the “Purchase Price”):

A.the gross proceeds from the closing of the Offering, after deduction of underwriting discounts and commissions, in excess of the Offering Minimum Gross Proceeds (such excess being the “Offering Net Proceeds”); less

B.two percent (2%) of the Offering Net Proceeds to be paid to RPS Securities LLC; less

C.four tenths percent (0.4%) of the Offering Net Proceeds to be paid to Bassen Properties LLC.

(e)At Closing, Buyer shall pay in cash by wire transfer of immediately available funds the Purchase Price to the account as directed by Seller in writing to Buyer prior to Closing.

Section 1.2Closing. On the terms and subject to the conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Transactions”) shall take place at a closing (the “Closing”) to be held on a date to be specified by the Parties so as to be as contemporaneously as practicable with the receipt of funds by Buyer from the Offering (such date, the “Closing Date”), at the offices of Commonwealth Land Title Insurance Company (the “Title Company”), or at such other time or at such other place as the Parties may mutually agree upon in writing, including by means of a so-called “New York-style” escrow, whereby the Parties and their attorneys need not be physically present at the Closing and may deliver documents by overnight courier or by other means. Anything herein to the contrary notwithstanding, the transfer and conveyance of the Property, the payment of funds and the delivery of the Transaction Documents and other documents required to close the transaction contemplated by this Agreement shall be made through the escrow established by the Title Company in accordance with the escrow instructions to be agreed by Seller, Buyer and Title Company.

Section 1.3Definitions, Prorations and Closing Statement.

(a)For purposes of this Agreement, the following definitions shall apply:

(i)“ Affiliate” means a person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity.

(ii)“ Business Day” means each day excluding Saturdays, Sundays and Federal, state holidays in the State of New York.

(iii)“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

(iv)“ Cut-Off Time” means 11:59 p.m. (Pacific Time) on the day preceding the Closing Date.

(v)“ Environmental Laws” means all present and future laws, codes, ordinances, regulations and orders of all applicable rulemaking authorities and courts (including applicable common law), relating to pollution, the preservation or protection of the environment, natural resources and human health and safety, the assessment, investigation, monitoring, or remediation of contamination or other environmental conditions, or the manufacture, processing, distribution, sale, use, handling, treatment, storage, disposal, generation, Release or transportation of or exposure to Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the California Health & Safety Code; all state and local counterparts thereto; and any regulations, policies, permits or approvals promulgated or issued thereunder.

(vi)“Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant that is listed or defined as hazardous or toxic under any Environmental Laws including, but not limited to, asbestos, lead based paint and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), per- or polyfluoroalkyl substances and those substances defined as “hazardous wastes” in Section 25117 of the California Health & Safety Code or as “hazardous substances” in Section 25316 of the California Health & Safety Code.

(vii)“ Licenses and Permits” means all licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any governmental authority which are held by Seller with respect to the Property, including, without limitation, the use or occupancy of the Property.

(viii)“ Release” means, with respect to Hazardous Materials, any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, disposing or dumping into or through the indoor or outdoor environment.

(ix)“ Service Contracts” mean all maintenance, repair, improvement, service and supply contracts, and all other agreements for goods or services or which contain any obligation related to the Property, in each case which have been entered into by Seller or its Affiliates in connection with the Property, other than the Tenant Lease, the Guaranty and Licenses and Permits.

(x)“ Transfer Taxes” means all transfer, stamp, use, registration, deed, documentary, excise, sales, value-added, goods and services, or similar Tax (and related fees) payable in connection with the Transactions in any jurisdiction.

(xi)“ Trade Payables” means all amounts payable to vendors or other suppliers of goods or services for the Property.

(b)The items set forth in this Section 1.3(b) shall be prorated (the “Prorations”) as of the Cut-Off Time so that the Closing Date is a day of income and expense for the benefit of Buyer as owner of the Property. No later than two (2) Business Days prior to Closing, Buyer and Seller shall jointly make such examinations as may be necessary to make the Prorations. Based upon such examinations, Buyer and Seller shall jointly cause the Title Company to prepare prior to Closing a closing statement (the “Closing Statement”), which shall set forth the amounts of the Prorations and other costs of Closing pursuant to this Agreement to be coordinated by the Title Company. The Closing Statement shall be approved and executed by Buyer and Seller at Closing, and such Prorations shall be final with respect to the items set forth in the Closing Statement, except to the extent any such items shall be re-prorated after the Closing as expressly set forth in Section 1.3(c).  The Prorations shall include the following:

(i)all rents and other amounts prepaid, accrued or due and payable under the Tenant Lease;

(ii)Taxes, including all such Taxes attributable to a tax period that ends on or before the date on which the Cut-Off Time occurs (but excluding any Transfer Taxes), shall be prorated as of the Cut-Off Time;

(iii)all utility services not paid or payable by Tenant shall be prorated as of the Cut-Off Time, with the Base Purchase Price being increased for amounts prepaid and decreased for amounts accrued and unpaid. The Parties shall use commercially reasonable efforts to obtain readings for all utilities not paid or payable by Tenant as of the Cut-Off Time. If readings cannot be obtained as of the Closing Date, the cost of such utilities shall be prorated by estimating such cost on the basis of the most recent bill for such service;

(iv)All amounts prepaid, accrued or due and payable under all Licenses and Permits together with any deposits made by Seller thereunder shall be prorated as of the Cut- Off Time. The Base Purchase Price shall be increased for amounts prepaid and decreased for amounts accrued and unpaid. The Purchase Price shall be increased for all deposits made by or on behalf of Seller under the Licenses and Permits (together with any interest thereon) which remain on deposit for the benefit of the Buyer after the Closing; and

(v)Except to the extent an adjustment or proration is made under another subsection of this Section 1.3(b): (i) Seller shall pay in full prior to the Closing all Trade Payables which are due and payable as of the Closing Date for which goods or services have been delivered prior to Closing; (ii) the Purchase Price shall be increased for all advance payments or deposits made with respect to Trade Payables ordered but not delivered to prior to the Closing Date; and (iii) the Purchase Price shall be decreased for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Closing Date. Buyer shall pay all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable.

(vi)all other items of income and expense as are customarily adjusted or prorated upon the sale and purchase (directly or indirectly) of an industrial property similar to the Property shall adjust the Base Purchase Price accordingly.

(c)If at any time prior to ninety (90) days following the Closing Date (other than for any amount of a Proration which amount is not actually determined until a later date, which in such case shall be prorated no later than 90 days after the date such amount is determined), any Prorations that are unknown until some date after the Closing Date, or are subject to adjustment after the Closing Date, then Seller and Buyer shall re-adjust and re-prorate in the same manner as if their existence had been known at the time of the preparation of the Closing Statement, and the Party in whose favor such re-adjustment creates a credit shall be paid the difference promptly.

(d)The Purchase Price shall be reduced by the cost of the premium for the environmental insurance policy referenced in Section 5.3(g), which Buyer and Seller agree shall be no more than $150,000.

(e)Buyer acknowledges that Seller is in negotiations with Tenant for improvements to the Premises. Seller shall provide the cost of such improvements to Buyer as soon as practicable but in no event later than December 1, 2020. Based on such cost, Seller and Buyer agree to promptly negotiate and execute an amendment to this Agreement to increase the Base Purchase Price (and therefore also to the Offering Minimum Gross Proceeds) by an amount not less than the amount of such costs.

Section 1.4Closing Deliverables. At the Closing:

(a)Seller shall deliver or cause to be delivered to Buyer or any other applicable recipient, as applicable, all in form and substance reasonably satisfactory to Buyer and such applicable recipient:

(i)a grant deed (the “Deed”) substantially in the form as Exhibit A, conveying to the Premises and any Appurtenances to Buyer, duly executed by Seller;

(ii)evidence of the release of all Encumbrances on the Property, other than Permitted Exceptions;

(iii)a notice to the Tenant advising the Tenant of the sale of the Property, duly executed by Seller;

(iv)copies of all books and records of Seller relating to the Property in Seller’s possession;

(v)an estoppel certificate for the Tenant bound by the Tenant Lease duly executed by Tenant, which shall be substantially in the form attached hereto as Exhibit B, dated within thirty (30) days prior to the Closing, materially consistent with the representations of Seller herein and shall not disclose material adverse facts objectionable to Buyer in its sole but reasonable discretion;

(vi)an estoppel certificate for the Guarantor bound by the Guaranty duly executed by Guarantor, which shall be substantially in the form attached hereto as Exhibit C, dated within thirty (30) days prior to the Closing, materially consistent with the representations of Seller herein and shall not disclose material adverse facts objectionable to Buyer in its sole but reasonable discretion; provided, however, Buyer acknowledges that the Guaranty does not require Guarantor to provide such estoppel certificate, and accordingly the delivery of the same shall not be deemed a condition to Closing;

(vii)a bill of sale, assignment and assumption of the Tenant Lease, Guaranty, and Ancillary Assets (the “General Assignment”), duly executed by Seller, in the form attached hereto as Exhibit D;

(viii)certificate from Seller dated the Closing Date and signed by a duly authorized officer, certifying that each of the conditions set forth in Sections 5.3(b), and 5.3(c) have been satisfied;

(ix)a properly executed affidavit prepared in accordance with Treasury Regulations Section 1.1445-2(b) duly executed by Seller (and any analogous provisions of foreign, state, or local law) certifying its non-foreign status;

(x)possession of the Property, subject to the Tenant Lease;

(xi)California Form 593, properly completed and executed by Seller;

(xii)the Closing Statement duly executed by Seller;

(xiii)evidence of the termination of the Commercial Management Agreement dated as of April 28, 2020, between Seller and NPD Management, LLC (“Property Manager”) duly executed by the parties thereto;

(xiv)a commercial management agreement between Buyer and Property Manager in the form attached as Exhibit E (“Commercial Management Agreement”), duly executed by Property Manager;

(xv)an executed copy of Tenant’s waiver of its right of first offer to purchase the Property, as set forth in the Tenant Lease;

(xvi)a notice pursuant to Section 3.4 of the Land Use Covenant and Agreement in the form attached as Exhibit F (“LUC Transfer Notice”); and

(xvii)such other documents as Buyer or the Title Company may reasonably request.

(b)Buyer shall deliver or cause to be delivered to Seller, or any other applicable recipient, as applicable, all in form and substance reasonably satisfactory to Seller and such applicable recipient:

(i)payment of the Purchase Price as set forth herein;

(ii)preliminary change in ownership report completed and executed by Buyer as required by California Revenue and Taxation Code Section 480.3;

(iii)an executed counterpart of the General Assignment;

(iv)the Closing Statement, duly executed by Buyer;

(v)a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Sections 5.2(b) and 5.2(c) have been satisfied;

(vi)an executed counterpart of the Commercial Management Agreement;

(vii)an executed counterpart of the LUC Transfer Notice;

(viii)an executed copy of the Notice of Property Transfer and Covenant Not to Sue (in the form attached as Exhibit G hereto); and

(ix)such other documents as Seller or the Title Company may reasonably request.

This Agreement and all other documents referenced in this Agreement and any other documents or instruments to be delivered by Buyer or Seller in connection with the consummation of the Transactions are referred to herein as the “Transaction Documents.”

ARTICLE 2.

REPRESENTATIONS OF SELLER

Seller represents to Buyer as follows as of the date of this Agreement and the Closing Date:

Section 2.1Existence, Authority and Binding Obligation.

(a)Seller is a limited liability company, validly existing and in good standing under the laws of Missouri, with full power and authority to conduct its business, to own and use its assets, to enter into this Agreement, to carry out its obligations under the Transaction Documents to which it is a party and to consummate the Transactions.

(b)The execution and delivery by Seller of each of the Transaction Documents to which it is a party, and the performance by Seller of its obligations thereunder, have been duly and validly authorized by all necessary limited liability company action. The Transaction Documents to which Seller is a party, when executed and delivered, constitute the legal, valid and binding obligation of Seller enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by laws affecting the enforcement of creditors rights.

(c)Seller (or if Seller is a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii), Seller’s owner) is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Internal Revenue Code of 1986, as amended (the “Code”)) for the purposes of the provisions of Section 1445(a) of the Code.

(d)Seller has not filed any petition in bankruptcy or other insolvency proceedings or proceedings for reorganization of Seller, or for the appointment of a receiver or trustee for all or any substantial part of the Property, nor has Seller made any assignment for the benefit of its creditors or filed a petition for an arrangement, or entered into an arrangement with creditors or filed a petition for an arrangement with creditors.

(e)To Seller’s knowledge, no creditor of Seller has threatened to file a petition in bankruptcy or other insolvency proceedings or proceedings for reorganization of Seller. Seller has not consented to any such involuntary petition by any creditor.

Section 2.2Service Contracts. Seller is not a party to any Service Contracts related to the Property.

Section 2.3No Conflict. The execution, delivery and performance of the Transaction Documents to which Seller is a party, and the consummation of the Transactions, do not and will not:

(a)conflict with or violate any provisions of the governing documents of Seller;

(b)conflict with or violate any law, regulation, permit, order, award or other non-contractual restriction or rule applicable to Seller or the Property;

(c)result in the creation of any Encumbrance upon the Property, other than Permitted Exceptions; or

(d)whether with notice or the lapse of time or both, under any agreement or other instrument or authorization binding on Seller:

(i)result in any breach of, or cause a default under, or the maturity of any liability or obligation thereunder;

(ii)provide any other person or entity rights of termination, rescission, amendment, acceleration or cancellation; or

(iii)require any authorization or approval of, or filing with, any person or entity.

Section 2.4Actions. Except as set forth on Schedule 2.4 of the disclosure schedules (collectively, all such disclosure schedules delivered by each applicable Party as noted herein on the date of the execution and delivery of this Agreement, as the same may be modified or supplemented in accordance herewith, the “Disclosure Schedules”), there is no claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, condemnation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity (“Action”), pending or, to Seller’s knowledge, threatened in writing relating to, against, or by Seller affecting the Property or that could prevent, enjoin or otherwise delay the consummation of the Transactions as contemplated by this Agreement. Seller has not received written notice regarding, and, to Seller’s knowledge, no event has occurred, and no circumstances exist, that would reasonably be expected to give rise to, or serve as a basis for any such Action.

Section 2.5Legal Compliance. Other than caused by Tenant, in respect of which Seller has no knowledge, the Property is in compliance with all applicable laws, building codes, zoning ordinances, regulations and orders of all applicable rulemaking authorities and courts. Seller holds all authorizations and permits, including all Licenses and Permits, applicable and necessary to own and operate the Property, all of which are valid and in full force and effect and are set forth on Schedule 2.5 of the Disclosure Schedules, including the names thereof, the issuing authority and their respective dates of issuance and expiration. All fees and charges with respect to such authorizations and permits have been paid in full. Seller has not received written notice regarding, and, to Seller’s knowledge, no event has occurred, and no circumstances exist, that would reasonably be expected to give rise to, or serve as a basis for the revocation, suspension, lapse or limitation of any such Licenses and Permits.

Section 2.6Finders and Investment Brokers. Other than as set forth on Schedule 2.6 of the Disclosure Schedules , Seller has not dealt with any person or entity who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Seller or its Affiliates in connection with the Transactions in a manner that would entitle such (or any other) person or entity to any fee or commission in connection with the execution of the Transaction Documents or the closing of the Transactions. Seller is solely responsible out of the proceeds of the Purchase Price for any fee or commission to any broker, finder, financial adviser or other such party disclosed on Schedule 2.6 of the Disclosure Schedules.

Section 2.7Property Representations.

(a)There is no pending, nor to Seller’s knowledge, any threatened, condemnation, expropriation, confiscation or eminent domain proceedings relating to the Property. No portion of the Premises has been damaged, destroyed or affected by any casualty loss or event that has not otherwise been repaired or restored to original condition.

(b)All of the representations and warranties of Landlord in Section 30(b) of the Tenant Lease remain true and correct in all material respects. Without limiting the generality of the foregoing, Seller represents and warrants that:

(i)ownership, occupancy and use of the Premises (including construction or maintenance of the building, structures and improvements thereon) is and has been in compliance with Environmental Laws and all Licenses and Permits required thereunder;

(ii)neither Seller nor, to Seller’s knowledge, Tenant has received any notice, including from any governmental authority, of any Action under any Environmental Law related to the Premises or any request for information pursuant to Environmental Law, which in each case, remains pending or unresolved as of the date hereof;

(iii)construction and operation of building, structures and improvements on the Premises has been conducted in compliance with the terms of the Land Use Covenant and Agreement between The Chemours Company FC, LLC (“Chemours”) and the California Department of Toxic Substances Control (“DTSC”), recorded May 31, 2019 (the “LUC”) and the Agreement and Covenant Not to Sue between the State of California, California Environmental Protection Agency, DTSC, NP Oakley, LLC and Chemours, effective as of September 6, 2019 (the “Prospective Purchasers Agreement”), including compliance with the DTSC-approved Soil and Material Management Plan and Site Health & Safety Plan;

(iv)except as would not reasonably be expected to result in any obligation of Buyer or Tenant to investigate, remove or remediate any Hazardous Materials, or as described in the Environmental Condition Summary, (x) the Premises (and all buildings, structures and improvements thereon) are free from Hazardous Materials and significant mold, (y) there is no asbestos, asbestos-containing materials, or presumed asbestos-containing materials in the Premises, and (z) there are no past, present or, to Seller’s knowledge, threatened Releases, disposals, discharges, dispersals or emissions of Hazardous Materials at, in, on, under or emanating to or from the Premises;

(v)as required by Exhibit D to the Prospective Purchasers Agreement, Seller has completed a vapor intrusion investigation of the Premises and received DTSC’s approval that no vapor mitigation system is required for the construction of the building and improvements on the Premises. No financial assurance is maintained or required to be maintained in connection with the Premises under Section 4.2 of the Prospective Purchasers Agreement.

(vi)neither Seller, nor its Affiliates, employees, contractors, or agents, nor, to Seller’s knowledge, any tenant or other occupant of the Premises, has (x) Released any Hazardous Materials at, on, in under or in the vicinity of the Premises or (y) has conducted any activity resulting in exacerbation of any Existing Contamination (as defined in the Prospective Purchaser Agreement) at the Premises, that, in either case, would reasonably would be expected to result in any material liability under any Environmental Law, including any obligations to investigate, remove or remediate such Hazardous Materials; Seller has not received notification from DTSC that it intends to exercise any of its rights reserved under Section 5.2 of the Prospective Purchasers Agreement or is conducting an investigation that may lead to such exercise of rights by DTSC; and

(vii)Seller and its Affiliates have completed all obligations assumed under the Purchase and Sale Agreement (Oakley Industrial Site), dated as of September 24, 2018, by and between Chemours and Northpoint Development, LLC, as amended and as assigned by Northpoint Development, LLC to NP Oakley by the Assignment and Assumption of Purchase and Sale Agreement dated September 9, 2019 (the “Chemours PSA”), that relate to the Property other than implementation and compliance with the LUC, and to Seller’s knowledge, there are no outstanding obligations of Chemours under the Chemours PSA that require further access to the Premises or completion of any remediation, investigation or monitoring activities on the Premises. The Premises does not contain any engineering controls, groundwater monitoring wells, groundwater recovery wells, or other permanent related to any ongoing investigation, remediation or monitoring of contamination or environmental conditions at, in or under or from the real property defined as the “Land” in the Chemours PSA.

(c)There are no leases, subleases, licenses or other occupancy agreements currently in effect with respect to the Premises, except for the Tenant Lease. A true and correct copy of the Tenant Lease and Guaranty has been delivered to Buyer, including any and all amendments, assignments and guarantees. Seller is not, and to Seller’s knowledge, Tenant is not, in default or breach of (and no event has occurred which, with notice or the lapse of time or both, would constitute a breach of) the Tenant Lease. To Seller’s knowledge, Guarantor is not in default or breach of (and no event has occurred which, with notice or the lapse of time or both, would constitute a breach of) the Guaranty. The Tenant Lease constitutes the legal, valid and binding obligation of Seller enforceable against Seller, and, to the knowledge of Seller, enforceable against Tenant, in accordance with its terms, except as such enforcement may be limited by the enforcement of creditors rights. To the knowledge of Seller, the Guaranty constitutes the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, except as such enforcement may be limited by the enforcement of creditors rights.

(d)Except as set forth on Schedule 2.7(d) of the Disclosure Schedules, there are no outstanding options, rights of first offer or rights of first refusal to purchase or lease any part of the Property or interest therein and the execution of this Agreement and the consummation of the Transactions will not give rise to any such right.

(e)There are no security deposits held by Seller or that have been paid by the Tenant under or in connection with the Tenant Lease.

(f)To Seller’s knowledge, no portion of the Premises has been damaged, destroyed or affected by any casualty loss or event that has not otherwise been repaired or restored to original condition.

(g)To Seller’s knowledge, no physical condition exists which would result in Tenant’s right to terminate the Tenant Lease or the right to reduce the payment of rent thereunder. Seller has not received written notice of the foregoing.

Section 2.8Tangible Property. Seller owns no tangible personal property which is affixed to or used in the operations of the Premises.

Section 2.9Insurance .

(a) Schedule 2.9(a) of the Disclosure Schedules sets forth a true and complete copies of insurance certificates evidencing all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, and other casualty and property insurance maintained by Seller or its Affiliates relating to the Property (collectively, the “Insurance Policies”).

(b)Seller shall maintain the Insurance Policies in full force and effect until the Closing Date.

Section 2.10OFAC. Seller is not and will not be (i) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person; (ii) engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; (iii) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; (iv) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (v) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (1) any U.S. anti-money laundering law, (2) the Foreign Corrupt Practices Act, (3) the U.S. mail and wire fraud statutes, (4) the Travel Act, (5) any similar or successor statutes or (6) any regulations promulgated under the foregoing statutes. For purposes of this Agreement, “Prohibited Person” means a person or entity with whom United States based persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”), or otherwise, including those restricted by (A) OFAC’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identification List, (B) the U.S. Department of Commerce Bureau of Industry and Security’s Entity List, Unverified List and Denied Persons List (C) any statute, executive order, including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; or (D) the Israeli government, including but not limited to any (i) governments of states deemed as being “Enemy States” under the Israeli Trade with the Enemy Ordinance, 1939 (namely Iran, Syria and Lebanon); or (ii) residents in, or companies incorporated in, such Enemy States, (iii) companies outside these Enemy States but which are owned or controlled by either (i) to (ii); as well as any individuals or entities designated as “unlawful associations” or connected to terrorist funding as updated by the Israeli Ministry of Defense from time to time.

Section 2.11Special Taxes. Seller has not received any written notice of any proposed special Taxes or assessments relating to the Property or any part thereof or any planned public improvements that will result in a special Tax or assessment against the Property for any period prior to or on or after the Closing Date. There are no Tax agreements binding on Seller affecting the Property. For purposes of this Agreement, “Tax” means: (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat, value-added, alternative or add-on minimum, estimated, or other tax, levy, duty, or charge of any kind whatsoever however it is described, that is imposed by law or by a government agency, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person or entity; (ii) any amounts described in clause (i) above owed by another party for which Seller is liable pursuant to any statute or regulation imposing joint or several liability to taxpayers filing consolidated, combined, unitary, or other similar tax returns; and (iii) any amounts described in clauses (i) or (ii) above for which Seller is liable pursuant to a tax indemnification agreement, tax sharing agreement, tax allocation agreement, or other similar agreement. For purposes hereof, Seller shall have no obligation to disclose to Buyer any Tax, Taxes, or assessments that may be applicable to the Property or the continued operation thereof that are available in public records affecting the Property or that apply to the Property by operation of ordinance or statute.

ARTICLE 3.

REPRESENTATIONS OF BUYER

Buyer represents to Seller as follows as of the date of this Agreement and the Closing Date:

Section 3.1Existence, Authority and Binding Obligation.

(a)Buyer is a Delaware limited liability company, with full power and authority to conduct the business of Buyer, to own and use Buyer’s assets, to enter into this Agreement, to carry out Buyer’s obligations under the Transaction Documents to which it is a party and to consummate the Transactions.

(b)The execution and delivery by Buyer of each of the Transaction Documents to which it is a party, and the performance of its obligations thereunder, has been duly and validly authorized by all necessary limited liability company action. The Transaction Documents to which Buyer is a party, when executed and delivered, constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by laws affecting the enforcement of creditors rights.

(c)Buyer has not filed any petition in bankruptcy or other insolvency proceedings or proceedings for reorganization of Buyer or for the appointment of a receiver or trustee for all or any substantial part of its property, nor has Buyer made any assignment for the benefit of its creditors or filed a petition for an arrangement, or entered into an arrangement with creditors or filed a petition for an arrangement with creditors.

(d)To Buyer’s knowledge, no creditor of Buyer has threatened to file a petition in bankruptcy or other insolvency proceedings or proceedings for reorganization of Buyer. Buyer has not consented to any such involuntary petition by any creditor.

Section 3.2No Conflict. The execution, delivery and performance of the Transaction Documents to which Buyer is a party, and the consummation of the Transactions, do not and will not:

(a)conflict with or violate any provisions of the governing documents of Buyer;

(b)conflict with or violate any law, regulation, permit, order, award or other non-contractual restriction or rule applicable to Buyer or any of its assets or properties; or

(c)(whether with notice or the lapse of time or both) under any agreement or other instrument or authorization binding on Buyer:

(i)result in any breach of, or cause a default under, or the maturity of any liability or obligation thereunder;

(ii)provide any other person or entity rights of termination, rescission, amendment, acceleration or cancellation; or

(iii)require any authorization or approval of, or filing with, any person or entity (other than in connection with the Offering).

Section 3.3Actions. There is no Action pending or, to Buyer’s knowledge, threatened in writing, relating to, against, or by Buyer or that challenges or seeks to prevent, enjoin or otherwise delay the consummation of the Transactions as contemplated by this Agreement. Buyer has not received written notice regarding, and, to Buyer’s knowledge, no event has occurred, and no circumstances exist, that would reasonably be expected to give rise to, or serve as a basis for any such Action.

Section 3.4Finders and Investment Brokers. Except as set forth on Schedule 3.4 of the Disclosure Schedules, Buyer has not dealt with any person or entity who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Buyer or its Affiliates in connection with the Transactions in a manner that would entitle such (or any other) person or entity to any fee or commission in connection with the execution of the Transaction Documents or the closing of the Transactions. Buyer is solely responsible out of the proceeds of the Offering for any fee or commission to any broker, finder, financial adviser or other such party disclosed on Schedule 3.4 of the Disclosure Schedules.

ARTICLE 4.

OTHER AGREEMENTS

Section 4.1Conduct of Business Prior to the Closing.

(a)From the Effective Date until the Closing or earlier termination of this Agreement in accordance with its terms, Seller shall maintain and operate the Property in the ordinary course of business consistent with its past practice and applicable law.

(b)From the Effective Date until the Closing or earlier termination of this Agreement in accordance with its terms, Seller shall not take any of the following actions without the Buyer’s prior written consent:

(i)amend, terminate, accelerate, extend, renew, waive the Tenant Lease or the Guaranty or grant any consent to Tenant pursuant to the Tenant Lease;

(ii)enter into any Service Contracts;

(iii)enter into any new leases related to the Property;

(iv)sell or dispose of any of the Property;

(v)other than as set forth on Schedule 4.1(b)(v) of the Disclosure Schedules (which referenced water easement and access easement Buyer and Seller agree to negotiate prior to Closing),

apply for, grant, or consent to any easement, covenant, restriction, assessment, encumbrance zoning, rezoning, special exception, variance, subdivision or condemnation of the Premises or any portion thereof or seek any zoning changes that would affect title as it exists as of the date of this Agreement, or restrict, limit or prohibit the lawful use of the Premises;

(vi)make or permit to be made any material alterations to or upon any part of the Premises, other than alterations permitted under the Tenant Lease (subject to the terms and provisions of this Agreement, including the requirement of Buyer’s consent);

(vii)grant, create, issue or provide any right of first offer or right of first refusal with respect to the Property;

(viii)adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law; or

(ix)settle or initiate any Action that imposes material restrictions on the Property;

(x)enter into any letter of intent, contract or other agreement with a third party with respect to any acquisition or purchase of any portion of the Property; or

(xi)enter into any agreement to do any of the foregoing or take any action or omit to take any action that would result in any of the foregoing.

Section 4.2Inspections, Due Diligence.

(a)For a period of thirty (30) days following the later of either the Effective Date or Sellers delivery of the Environmental Condition Summary (the “Due Diligence Period”), Buyer shall have the right to perform such examinations, tests, investigations and studies of the Property (the “Inspections”) as Buyer reasonably deems advisable, in accordance with this Section 4.2. Buyer may conduct the Inspections with its officers, employees, contractors, consultants, agents or representatives (“Buyer Inspectors”). Seller shall provide reasonable access to the Premises for Buyer’s Inspectors to perform the Inspections; provided, however, that: (i) Buyer shall provide Seller with at least two (2) Business Days’ advance notice (which notice may be given by email or telephone) of each access to the Premises by Buyer’s Inspectors, which notice shall include the proposed scope of the Inspections that Buyer’s Inspectors intend to conduct during such access to the Premises; (ii) Seller shall have the right to have an employee, agent or representative of Seller accompany Buyer’s Inspectors; (iii) Buyer’s Inspectors shall not perform any drilling, digging, coring or any other invasive testing, without Seller’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; (iv) Buyer’s right to perform the Inspections shall be subject to the rights of the Tenant; (v) the Inspections shall not unreasonably interfere with the operation of the Property or the operations of the Tenant under Tenant Lease, and Buyer’s Inspectors shall comply with Seller’s reasonable requests with respect to the Inspections to minimize such interference; and (vi) if otherwise possible, the Inspections shall be conducted by Buyer or Buyer’s Inspectors on a Business Day between 8:00 a.m. and 6:00 p.m. (local time). Notwithstanding anything to the contrary in this Section 4.2(a) or elsewhere in this Agreement, in no event shall Buyer or Buyer’s Inspectors have any liability or obligation in connection with the discovery of an existing condition affecting the Property.

(b)Prior to conducting any physical inspection or testing at the Property, other than mere visual examination, including, without limitation, boring, drilling and sampling of soil, Buyer’s Inspectors shall obtain, and during the period of such inspection or testing shall maintain, at its expense, commercial general liability insurance, including a contractual liability endorsement and personal injury liability coverage, with Seller and its managing agent, if any, as additional insureds, from an insurer reasonably acceptable to Seller, which insurance policies shall have limits for bodily injury and death of not less than One Million ($1,000,000.00) Dollars for any one (1) occurrence and not less than Two Million ($2,000,000.00) Dollars for property damage liability for any one (1) occurrence. Prior to making any entry upon the Property, Buyer shall furnish to Seller a certificate of insurance of Buyer’s Inspectors evidencing the foregoing coverages.

(c)Buyer agrees to indemnify and hold Seller and its direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents and contractors, and any successors or assigns of the foregoing (collectively with Seller, the “Seller Parties”) harmless from and against any and all actual losses, costs, damages, liens, claims, liabilities or expenses (including, but not limited to, reasonable attorneys' fees, court costs and disbursements) incurred by any of the Seller Parties to the extent arising from or by reason of Buyer Inspectors’ access to, or inspection of the Property, or any tests, inspections or other due diligence conducted by or on behalf of Buyer. The provisions of this Section 4.2(c) shall survive the Closing or any termination of this Agreement.

(d)Nothing contained in this Agreement shall be deemed or construed in any way as constituting the consent or request of Seller, express or implied by inference or otherwise, to any party for the performance of any labor or the furnishing of any materials to the Property or any part thereof, nor as giving Buyer any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any liens against the Property or any part thereof. Buyer agrees to promptly cause the removal of, and indemnify, defend and hold Seller harmless with respect to, any mechanic's or similar lien filed against the Property or any part thereof by any party performing any labor or services at the Property or supplying any materials to the Property at Buyer’s request. The provisions of this Section 4.2(d) shall survive the Closing or any termination of this Agreement.

(e)Until Closing, Seller shall make available to Buyer promptly upon request by Buyer such materials in Seller’s possession relating to the Property or the Tenant Lease (all documents and materials provided by Seller to Buyer in connection with this Agreement are referred to collectively herein as the “Seller Materials”). All Seller Materials shall be subject to the Mutual Confidentiality Agreement dated September 21, 2020, between RFI and Seller (the “Confidentiality Agreement”). Each of Seller and Buyer acknowledge and agree to be bound by the terms of the Confidentiality Agreement. If this Agreement is terminated for any reason, Buyer promptly shall return all Seller Materials provided to Buyer or destroy all copies and other reproductions made by Buyer of any Seller Materials in accordance with the terms of the Confidentiality Agreement. This Section 4.2(e) shall, and the Parties acknowledge that the Confidentiality Agreement to the extent provided therein shall, survive any early termination of this Agreement.

(f)If, during the Due Diligence Period, Buyer, in its sole discretion, is not satisfied with the results of its due diligence review of the Property for any reason or no reason whatsoever, Buyer shall have the right to terminate this Agreement by providing Notice to Seller prior to the expiration of the Due Diligence Period (the “Due Diligence Contingency”). If Buyer terminates this Agreement pursuant to the Due Diligence Contingency in accordance with this Section 4.2(f), then the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination. If Buyer does not terminate this Agreement pursuant to the Due Diligence Contingency in accordance with this Section 4.2(f), Buyer shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.2(f).

(g)As consideration for Seller’s agreement to enter into this Agreement and affording Buyer the Due Diligence Period in which to conduct Inspections, on the date hereof, RFI has paid directly to Seller $100 (the “Independent Consideration”), which Independent Consideration shall be retained by Seller as Seller’s sole property immediately upon receipt and which Independent Consideration shall be nonrefundable to RFI in all events.

Section 4.3Notice of Certain Events. From the Effective Date until the Closing or earlier termination of this Agreement in accordance with its terms, each of the Parties shall promptly notify the other Parties in writing upon becoming aware of: (a) any written notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the Transactions; (b) any Action commenced against or threatened in writing that would challenge the validity of this Agreement or materially affect the consummation of the Transactions; or (c) any fact, circumstance, event or action the existence, occurrence or taking of which: (i) has resulted in, or would reasonably be expected to result in, any representation or warranty made by such Party hereunder, as applicable, not being true and correct; or (ii) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions applicable to such Party set forth in Section 5.1, Section 5.2 or Section 5.3, to be satisfied. Additionally, Seller shall promptly provide Buyer with copies of notices of default or any other material notice with respect to the Tenant Lease and Guaranty. A Party’s receipt of information pursuant to this Section 4.3 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by a Party in this Agreement and shall not be deemed to amend or supplement any schedule included in the Disclosure Schedules or otherwise limit or affect in any way the remedies available to a Party under this Agreement (including the right to seek indemnification under Article 6).

Section 4.4Further Assurances. The Parties shall use their commercially reasonable efforts: (a) to obtain all approvals and consents required by or necessary for the consummation of the Transactions as contemplated by this Agreement, and (b) to take all appropriate action and to do all things necessary, proper or advisable under applicable laws and regulations and this Agreement to satisfy the conditions set forth in Article 5 on a timely basis and to consummate the Transactions as and when contemplated in this Agreement. Following the Closing, Buyer and Seller shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, consents, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions and the Transaction Documents, including any Transfer Tax declaration or similar documents required under applicable law in connection with the conveyance of interests in the Property.

Section 4.5Title to Real Property.

(a)Attached hereto as Schedule 4.5(a) of the Disclosure Schedules, is a commitment to issue the Title Policy marked to show changes acceptable to Buyer and Seller to be made at Closing (the “Title Commitment”) from the Title Company, which Title Commitment lists permitted exceptions to the Title Policy (the “Permitted Exceptions”).

(b)Notwithstanding Section 4.5(a), if:

(i)any update of the Title Commitment delivered to Buyer after the Effective Date discloses any new title matter not otherwise set forth in the Title Commitment (a “New Title Exception”);

(ii)such New Title Exception was not caused by Buyer or any person or entity on behalf of Buyer,

(iii)Buyer did not have knowledge of any such New Title Exception prior to the Effective Date, and

(iv)such New Title Exception would have an adverse effect on title to, or the ownership of, the Property after Closing, then Buyer shall have the right to request that Seller remove or cure such New Title Exception at or prior to Closing by providing Notice to Seller within three (3) Business Days after (i) receiving such update of the Title Commitment and (ii) prior to the scheduled Closing Date (the “New Title Objection Notice”). If Buyer provides a New Title Objection Notice to Seller, Seller may elect, by providing Notice (the “New Title Election Notice”) to Buyer within three (3) Business Days after Seller’ receipt of such New Title Objection Notice either to remove or cure such New Title Exception at or prior to Closing or to refuse to remove or cure such New Title Exception; provided, however, that if such New Title Exception is a Monetary Objection, then Seller shall remove or cure such New Title Exception. If Seller do not provide a New Title Election Notice to Buyer within such time period, then Seller shall be deemed to have refused to remove or cure such New Title Exception except in the case of a Monetary Objection. If Seller refuse (or are deemed to have refused) to remove or cure a New Title Exception, then Buyer shall have the right to elect (as its sole and exclusive remedy), by providing Notice (the “New Title Response Notice”) to Seller within five (5) Business Days after Buyer’s receipt of the New Title Election Notice (or Seller ’s deemed refusal to remove or cure such New Title Exception): (i) to cure the New Title Exception (but only if quantifiable and if it arose from an unpermitted act of either Seller), the cost of which shall be subtracted from the Base Purchase Price; (ii) to terminate this Agreement, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination; or (iii) to proceed to the Closing pursuant to this Agreement and accept title to the Property subject to any such New Title Exception, which thereafter shall be deemed to constitute a Permitted Exception. If Buyer does not provide a New Title Response Notice to Seller within such time period, Buyer shall be deemed to have elected that Buyer proceed to Closing pursuant to the preceding sentence, subject to subsection (d) below. The Closing Date and the Milestones shall be delayed to the extent reasonably necessary to accomplish the foregoing.

(c)Seller agree that the following title matters shall constitute “Monetary Objections”:

(i)any unpaid judgment liens or any other unpaid monetary liens against either Seller and mechanic’s or materialman’s lien created by, through or under either Fee Seller or Leasehold Seller (but expressly excluding any such liens caused or arising by, through or under Tenant in accordance with the Tenant Lease and consented to by Buyer to the extent required by the terms hereof, or by through and under Buyer) and which can be satisfied by the payment of a liquidated amount;

(ii)any assessments payable by Seller under the Declaration and not payable by Tenant under the Tenant Lease;

(iii)any mortgage or similar security instrument and related instruments or documents encumbering the Premises; and

(iv)Taxes which constitute Title Exceptions which would be delinquent if unpaid at Closing, provided that, if any such Taxes are payable in installments, such cure obligation shall apply only to the extent such installments would be delinquent if unpaid at Closing and any exceptions or encumbrances (other than a mortgage or security instrument) created by, through or under Seller after the effective date of the Title Commitment that would violate the terms of this Agreement or, if they require Buyer’s consent and such consent is not obtained as required hereunder.

(d)Seller shall have no obligation to cure or remove any title matters other than New Title Exceptions which Seller elect to cure pursuant to any New Title Election Notice and all Monetary Objections. Seller may remove or cure any Monetary Objections and/or other Title Objections by removing such Objections from title (including by bonding over such Objections). Should Seller fail to cure or remove Monetary Objections or Title Objections that Seller has so elected to cure, then Buyer shall have the right to elect to either: (i) cure the Monetary Objections, the cost of which shall be subtracted from the Base Purchase Price; or (ii) terminate this Agreement, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination.

Section 4.6Financial Information Cooperation. For the period of time commencing on the Effective Date and continuing through the first (1st) anniversary of the Closing Date , Seller shall, from time to time, upon reasonable advance notice from Buyer, provide:

(a)Buyer and its representatives, agents and employees with access to all information with respect to the business, operations, financial condition, projections and prospects of the Property as may be reasonably requested by Buyer, which information is relevant and reasonably necessary, in the opinion of Buyer or its outside, third-party accountants (the “Accountants”), to enable Buyer and/or its Affiliates to comply with any or all of:

(i)Rule 3-14 of Regulation S-X of the Securities and Exchange Commission (the “Commission”) or Rule 3-05 of Regulation S-X of the Commission (including for use in the preparation of pro forma financial statements by Buyer and/or its Affiliates) or Regulation S-K of the Commission, including updates to any such information as may be reasonably requested by Buyer (including so as to remain current pursuant to Rule 3-12 under Regulation S-X),

(ii)any other rule issued by the Commission and applicable to, Buyer and/or its Affiliates; and

(iii)any registration statement, report or disclosure statement filed by Buyer and its Affiliates with the Commission; and

(b)reasonable cooperation and assistance to Buyer and the Accountants in connection with completing an audit and/or review of such financial statements and any private or public offering of securities by Buyer and/or its Affiliates.

(c)Seller shall have no duty to maintain information outside of the ordinary course to comply with the terms of this Section 4.6. Other than nominal costs, Buyer shall additionally be required to pay all out-of-pocket costs incurred by Seller in connection with this Section 4.6.

Section 4.7Offering Documents. Prior to submission to the Commission, Buyer, through its Affiliates, shall use its commercially reasonable efforts to provide Seller with copies of all documents to be submitted to the Commission in connection with the Offering related to the Property (the “Offering Documents”) and, promptly upon receipt thereof, any comments or other responses received from the Commission in connection therewith. Seller agrees to promptly review the disclosure in the Offering Documents with respect to Seller and the Property and to promptly provide any comments or corrections thereto in writing to Buyer.

Section 4.8Allocation. Attached as Schedule 4.8 to the Disclosure Schedules is an allocation of the Base Purchase Price plus any other items that are required for federal income Tax purposes to be treated as consideration for the purchase of the Property in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”). Within five business days prior to Closing, the Parties shall update the Allocation to reflect (i) any adjustment to the consideration paid pursuant to this Agreement allocating any additional amounts paid to Seller with respect to the Property and (ii) the valuation for improvements constructed upon the Property and costs paid in connection with the construction of such improvements, which shall be equal to Seller’s hard construction costs and related soft costs for such improvements, as specified by Seller; and (iii) the balance of the Purchase Price allocated to the remaining Property, including the Tenant Lease (the “Final Allocation Schedule”). Seller and Buyer shall each report the federal, state, local, and other Tax consequences of the Transactions in a manner consistent with the Final Allocation Schedule, and neither Buyer nor any Seller shall take, nor shall they permit any of their Affiliates to take, any position inconsistent with the Final Allocation Schedule on any tax return; provided, however, that nothing contained herein shall prevent any Party from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Allocation, and no Party shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging such Allocation. Buyer, on the one hand, and Seller, on the other hand, each agree to promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Final Allocation Schedule. For purposes of this Agreement, “Tax Authority” means any U.S. or non-U.S. federal, national, state, provincial, county, or municipal or other local government, any subdivision, agency, commission, or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

Section 4.9Winding up of Seller. Until the first (1st) anniversary of the Closing Date, the Seller shall not permit a wind up and liquidation of Seller and shall retain cash reserves (in excess of its operating expenses) of at least an amount equal to the Cap.

Section 4.10Environmental Condition Summary. No later than December 1, 2020, Seller shall provide Buyer a summary of known environmental conditions at the Premises, including a description of prior investigations and remedial activity at, on or under the Premises (the “Environmental Condition Summary”). Upon receipt, Buyer shall promptly deliver to Seller any comments to the Environmental Condition Summary and the Seller shall thereafter deliver a final Property Condition Summary satisfactory to Buyer, in its reasonable discretion, no later than December 15, 2020.

Section 4.11Chemours PSA Cooperation. NP Oakley agrees that to the extent Buyer incurs any Losses due to Chemours’ breach of its obligations under the Chemours PSA and Buyer gives Notice thereof to NP Oakley, NP Oakley will use its commercially reasonable efforts to proceed against Chemours pursuant to the PSA for the benefit of Buyer with respect to a claim for such Losses and cooperate with Buyer towards a recovery for Buyer from Chemours therefor; provided, however, that Buyer shall be responsible for all third-party costs and expenses related to the potential enforcement of any such claim and Buyer shall be entitled to make all decisions with respect to such claims, including the hiring of counsel or a settlement agreement. To the extent that NP Oakley (or its Affiliates) also have claims against Chemours for Losses related to the same matter, the parties agree to cooperate with regard to the prosecution of such claims and to share any costs and expenses for jointly retained counsel or experts on a pro rata basis in accordance with the amount of their respective claims.

ARTICLE 5.

CONDITIONS TO THE CLOSING

Section 5.1Conditions to Obligations of the Parties. The obligations of the Parties to consummate the Transactions as contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)no rulemaking authority or court has issued, enacted, promulgated or enforced any law, regulation or order that has the effect of making the Transactions illegal or invalid or otherwise restraining or prohibiting the Closing; and

(b)no claim or proceeding contesting or seeking to adversely affect the Transactions or the Property is pending or threatened in writing.

Section 5.2Conditions to Obligations of Seller. The obligations of Seller to consummate the Transactions are subject to the fulfillment thereof or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)all of Buyer’s closing deliverables shall have been delivered to Seller pursuant to Section 1.4(b);

(b)all of the representations and warranties of Buyer contained in Article 3, as of the Effective Date and the Closing Date with the same effect as though made at and as of such date, shall be true and correct in all material respects (without giving effect to any reference to any “material”, “materially”, “materiality”, “material adverse effect” or other qualification based on materiality contained in such representation or warranty), except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date (without giving effect to any reference of any “material”, “materially”, “materiality”, “material adverse effect” or other qualification based on materiality contained in such representation or warranty); and

(c)Buyer shall have complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

Section 5.3Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions are subject to the fulfillment thereof or Buyer’s waiver, as applicable, at or prior to Closing, of each of the following conditions:

(a)all of Seller’s closing deliverables, as applicable, shall have been delivered to Seller, as applicable, pursuant to Section 1.4(a);

(b)all of the representations and warranties of Seller contained in Article 2, as of the Effective Date and the Closing Date with the same effect as though made at and as of such date, shall be true and correct in all material respects (without giving effect to any reference to any “material”, “materially”, “materiality”, “material adverse effect” or other qualification based on materiality contained in such representation or warranty), except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date (without giving effect to any reference of any “material”, “materially”, “materiality”, “material adverse effect” or other qualification based on materiality contained in such representation or warranty);

(c)Seller, shall have complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with by them prior to or on the Closing Date;

(d)Seller shall have provided customary seller’s title affidavits to Title Company in connection with its issuance of a title insurance policy (the “Title Policy”) to Buyer, and the Title Company has agreed to issue the Title Policy;

(e)Buyer’s receipt of an updated ALTA/ACSM survey of the Premises which is acceptable to the Title Company and Buyer;

(f)the gross proceeds from the Closing of the Offering shall be at least Offering Minimum Gross Proceeds; and

(g)a ten-year $10 million environmental insurance policy for the Premises reasonably satisfactory to Buyer.

ARTICLE 6.

INDEMNIFICATION

Section 6.1Losses. For purposes of this Article 6, “Losses” means any and all liabilities, Taxes, fines, penalties, payments, claims, proceedings, injuries, losses, costs or expenses (including reasonable attorneys’ and accountants’ fees) and any out-of-pocket expenses incurred in connection with investigating, monitoring, defending against or settling any of the foregoing;

Section 6.2Indemnification by Seller. Upon Closing and subject to the other terms of Article 6, Seller (and NP Oakley, jointly and severally, but solely with respect to clause (a) below with respect to the representations and warranties in Section 2.7(b)), shall indemnify, defend and hold harmless, Buyer against:

(a)any Losses incurred by Buyer that arise out of, relate to or result from breach or inaccuracy of any of the representations or warranties of Seller in this Agreement; and

(b)any breach of or failure to perform any covenant or agreement made by Seller in this Agreement.

Section 6.3Claims.

(a)Any reference in this Section 6.3 to Seller, shall be deemed to include NP Oakley, if applicable. Any claim by Buyer, whether made prior to or after the Closing, of a breach of one or more of Seller’s representations and warranties (individually or collectively, as applicable, a “Breach”) shall be made by Buyer delivering to Seller written notice (a “Claim Notice”) promptly after Buyer has learned of such Breach which Claim Notice shall set forth (i) a description in reasonable detail of the claimed Breach, and (ii) the section of this Agreement under which the claimed Breach is asserted. The failure to give such prompt Notice shall not, however, relieve Seller of its indemnification obligations, except and only to the extent that Seller forfeits rights or defenses by reason of such failure. The Seller will have the right to direct, through qualified (in the reasonable opinion of Buyer) counsel of its choice, the defense or settlement of any claim at its own expense; provided, that the Buyer shall have given Notice to the Seller within ten (10) days from the date of Seller’s receipt of the Claim Notice that it wishes to assume the defense or settlement of any such claim. The Buyer may participate in such defense at its own expense; however, in the event of an actual conflict (as deemed by counsel) between the Buyer and Seller, the Buyer shall have the right to retain one separate counsel at the expense of Seller.

(b)The Seller will not pay, or permit to be paid, any part of any claim unless Buyer consents in writing to such payment (which consent will not be unreasonably withheld or delayed) or unless a final judgment from which no appeal may be taken by or on behalf of the Buyer is entered against the Buyer for such liability. No such claim may be settled by the Seller without the written consent of the Buyer, which consent will not be unreasonably withheld or delayed, unless the judgment or proposed settlement involves only the payment of money damages, which the Seller pays in full, does not seek to impose equitable relief and does not attribute fault or responsibility to the Buyer, and provides, in customary form, for the unconditional release of Buyer from all liabilities and obligations in connection with such claim.

(c)In no instance shall a Claim Notice constitute a waiver by Buyer of the underlying representation or warranty. The representations, warranties and covenants of the Seller, and the Buyer’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer or by reason of the fact that the Buyer knew or should have known that any such representation or warranty is, was or might be inaccurate.

For purposes of this Article 6, any qualification or references to material adverse effect, materiality, or other similar qualifications contained in any representation or warranty shall be disregarded for purposes of determining whether there has been a breach of or inaccuracy in any representation or warranty and the amount of any Loss indemnifiable hereunder.

Section 6.4Survival of Limitation. All representations and warranties made in this Agreement shall survive the Closing Date for a period of one (1) year. Any claim for indemnification under Article 6 must be asserted within the applicable survival period set forth in this Article 6. The agreements of each Party in this Agreement shall survive for the relevant statute of limitations period, unless a different period is expressly provided for in this Agreement. Any claim asserted in writing prior to the expiration of the applicable survival period shall survive until such claim is resolved and payment, if any is owed, is made. All covenants and agreements of the Parties contained herein shall survive the Closing for the period contemplated by their respective terms. If this Agreement is terminated, only those covenants and obligations to be performed by the Parties under this Agreement which expressly survive the termination of this Agreement shall survive such termination.

Section 6.5Characterization of Indemnification Payments. Unless otherwise required by law, all payments made pursuant to this Article 6 shall be treated for all Tax purposes as adjustments to the Purchase Price.

Section 6.6Limitation of Liability None of the Parties hereto shall be liable for any: (a) punitive or exemplary damages; or (ii) consequential, special or indirect damages. Without limiting the foregoing, Buyer may not bring any action against Seller, nor shall Buyer be entitled to recover any damages from Seller for a breach of any of the representations or warranties of Seller contained in this Agreement or in any agreement delivered by Seller to Buyer at Closing unless and until the amount of actual damages arising out of one or more breaches, in the aggregate, exceeds One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Floor”), provided that in the event that Buyer’s actual damages exceed the Floor, Buyer shall thereafter be entitled to recover the total amount of all such damages. In addition, in no event will Seller’s liability for all such breaches exceed, in the aggregate, One Million and 00/100 Dollars ($1,000,000.00) (the “Cap”). The provisions of this Section 6.6 shall survive the Closing.

ARTICLE 7.

TERMINATION AND WAIVER

Section 7.1Termination. This Agreement may be terminated:

(a)by Seller, upon Notice to Buyer, if Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement that has prevented the satisfaction of any of the conditions to Seller’s obligation to consummate the Transactions or the closing conditions in Section 5.1 or Section 5.2 have not been met; provided, however, that if Seller’s breach of its obligations under this Agreement has been the cause of, or resulted in, such breach by Buyer, Seller’s right to terminate this Agreement pursuant to this Section 7.1(a) shall not be available;

(b)by Buyer, upon Notice to Seller, if Seller has breached any representation, warranty, covenant or agreement contained in this Agreement that has prevented the satisfaction of any of the conditions to Buyer’s obligation to consummate the Transactions or the closing conditions in Section 5.1 or

Section 5.3 have not been met; provided, however, that if Buyer’s breach of its obligations under this Agreement has been the cause of, or resulted in, such breach by Seller, Buyer’s right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available;

(c)by Buyer, upon Notice to Sellers, pursuant to Section 4.2(f); or

(d)by Seller, upon Notice to Buyer, after receipt of Buyer’s Notice pursuant to Schedule 7.1(d) of the Disclosure Schedules that Buyer has not met a milestone set forth on Schedule 7.1(d) of the Disclosure Schedules; provided, however, that Seller’s Notice must be received by Buyer within five (5) Business Days from Seller’s receipt of Buyer’s Notice related to that milestone required by Schedule 7.1(d) of the Disclosure Schedules; provided further, that if Seller’s Notice pursuant to this Section 7.1(d) is not received by Buyer within the above time frame, Seller’s ability to terminate this Agreement with respect to that particular milestone shall be waived; provided further, however, that if Seller’s breach of its obligations under this Agreement has been the cause of, or resulted in, the failure of Buyer to meet a milestone required by Schedule 7.1(d) of the Disclosure Schedules, Seller’s right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available.

Section 7.2Effect of Termination.

(a)Unless otherwise set forth in this Agreement, in the event of termination in accordance with Section 7.1, this Agreement will become void and there will be no liability on the part of any Party or their respective Affiliates, directors, managers, officers, equity holders, agents or other representatives, except that: (a) the provisions of Section 4.2(c), Section 4.2(d), Section 4.2(e), Section 6.6, Section 7.2(b) and Article 8 shall survive any such termination of this Agreement; and (b) nothing in this Section 7.2 shall relieve or release any Party of any liability arising out of fraud or such Party’s willful breach of any provision of this Agreement.

(b)Notwithstanding the foregoing, in the event Seller terminates this Agreement pursuant to Section 7.1(a) or Section 7.1(d), RFI shall pay an amount not to exceed fifty thousand dollars ($50,000) of legal fees incurred by Seller as of the date of termination.

Section 7.3Specific Performance.   Seller agrees that irreparable damage to Buyer would occur in the event that any of the provisions of this Agreement were not performed by Seller in accordance with the terms hereof or were otherwise breached and that Buyer shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages or the requirement to post any bond; provided however, that if Seller deliberately conveys the Property in violation of this Agreement, in addition to Buyer’s ability to seek the equitable relief set forth above, Buyer shall be able to seek monetary damages (in addition to a claim for attorneys’ fees) for Seller’s breach and failure to close. Notwithstanding the foregoing, if Seller deliberately breaches a representation, warranty or covenant (other than as set forth above) that would cause Buyer to incur other than nominal costs related to the Property after Closing (for example, Seller enters into a contract binding on any Property without Buyer’s consent that would incur other than a nominal cost for Buyer post- closing), Buyer may terminate this Agreement pursuant to Section 7.1 as applicable or waive that breach solely for purposes of Closing, proceed to Closing and such costs shall be subtracted from the Base Purchase Price. In that regard, upon the public filing of the registration statement for the Offering by Buyer or its Affiliate, Seller agrees that Buyer is entitled to file a memorandum of this Agreement in the applicable real property records related to the Property, so that any potential purchaser of the Property will be on notice of the existence of this Agreement. If Seller terminates this

Agreement in accordance with Section 7.1, Buyer shall file a cancellation of that memorandum in the applicable real property records. Seller covenants to execute such memorandum upon request of Buyer for purposes of such filing.

ARTICLE 8.

GENERAL PROVISIONS

Section 8.1Expenses. Unless otherwise set forth in this Agreement, all costs incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs, whether or not the Closing has occurred. Buyer shall pay: (a) the cost of all endorsements to the Title Policy; (b) the base title premium for the Title Policy charged by the Title Company; and (c) the cost of Buyer’s counsel. Seller shall pay: (a) any transfer, stamp, use, registration, deed, documentary, excise, sales, value-added, goods and services, or similar tax (and related fees) payable in connection with the Transactions in any jurisdiction; (b) all other Closing costs, including an updated survey, and (c) except as set forth in Section 7.2(b), Seller legal expenses. Buyer shall be responsible for all other costs it incurs in connection with the Offering. All other fees, costs and expenses not expressly addressed in this Section 8.1 or elsewhere in this Agreement shall be allocated between Buyer and Seller in accordance with applicable local custom for similar transactions.

Section 8.2Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to another (herein collectively called “Notice”) shall be in writing and delivered by e-mail, as follows:

If to RFI or Buyer addressed to:

ROX Financial Inc. or ROX AMZL Oakley CA LLC, as applicable

E-mail: legalnotice@roxfinancial.com

With a copy to (which copy shall not constitute Notice):

Michelle Kelban

Latham & Watkins LLP

E-mail: michelle.kelban@lw.com

If to Seller or NP Oakley, addressed to:

NP Oakley Building I, LLC or NP Oakley LLC, as applicable

Attention: Nathaniel Hagedorn, Manager

E-mail: nathaniel@northpointkc.com

With a copy to (which copy shall not constitute Notice):

Attention: Evan F. Fitts, Vice President and Corporate General Counsel mail: efitts@northpointkc.com

Notice shall be effective upon actual receipt of the e-mail if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. Any Party may change any e-mail address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 8.3Confidentiality. The Parties shall keep confidential and not make any public announcement or any information disclosed by the Inspections or any other documents, materials, data or other information with respect to the Property or the Transactions in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, Buyer shall be permitted to disclose any information concerning the Transactions, the Transaction Documents, Seller and the Property to the extent required: (a) under applicable law or regulation; (b) in connection with the Offering; (c) by any governmental authority; or (d) by interrogatory, subpoena, civil investigative demand, or similar process. This Section 8.3 shall survive the Closing or the termination of this Agreement.

Section 8.4Severability. If any term of this Agreement is held illegal or incapable of being enforced by any rule of law or public policy, all other terms of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.

Section 8.5Entire Agreement. All exhibits and schedules (as amended, modified and supplemented from time to time pursuant to this Agreement) referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement. This Agreement, together with the schedules and exhibits to this Agreement, and the other Transaction Documents, constitute the entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior agreements with respect to such subject matter.

Section 8.6Assignment. No Party shall assign this Agreement or any interest therein without the prior written consent of the other Party, which consent may be withheld in each such other Party’s sole discretion.

Section 8.7No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right or remedy of any nature under or by reason of this Agreement.

Section 8.8Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the Parties. Waiver of any provision of this Agreement will be effective only if in writing by the Party so waiving and, unless expressly provided, will not be a waiver of any subsequent obligation or breach or a waiver of any other provision of this Agreement (regardless of whether similar). The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 8.9Governing Law, Jurisdiction, Venue and Waiver of Jury Trial. This Agreement shall be governed exclusively by and construed according to the laws of the State of California without regard to its provisions concerning conflicts of laws. THE PARTIES: (I) HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE JURISDICTION OF THE FEDERAL COURTS SITTING IN THE NORTHERN DISTRICT OF CALIFORNIA FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS; (II) AGREE NOT TO COMMENCE ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS, EXCEPT IN THE FEDERAL COURTS SITTING IN THE NORTHERN DISTRICT OF CALIFORNIA; AND (III) HEREBY WAIVE,

AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

Section 8.10Natural Hazards. Seller hereby discloses to Buyer that natural hazards described in the following California code sections may affect the Property: (A) Govt. Code Section 8589.3 (Special Flood Hazard Area); (B) Govt. Code Section 8589.4 (Inundation Area); (C) Govt. Code Section 51183.5 (Fire Hazard Severity Zone); (D) Public Resource Code Section 2621.9 (Earthquake Fault Zone); (E) Public Resource Code Section 2694 (Seismic Hazard Zone); and (F) Public Resource Code Section 4136 (Wildland Area). Seller and Buyer acknowledge that Title Company shall deliver certain reports containing disclosures with respect to the foregoing matters and such other matters as are commonly included in a commercial property disclosure report (collectively, the “Natural Hazards Disclosure Statement”), to Buyer and Seller at least five (5) Business Days prior to the Closing Date.

Section 8.11Counterparts. This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. A Party may deliver executed signature pages to this Agreement in PDF format by email transmission to any other Party, which electronically transmitted PDF shall be deemed to be an original executed signature page.

Section 8.12Prevailing Party. Other than a claim for indemnification (which is governed by Article 6 hereof), if any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including, reasonable attorneys’ fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration or proceeding shall be reimbursed by the non-prevailing Party; provided that, if a Party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such Party on an equitable basis.

Section 8.13Dispute Resolution. In the event of any dispute between the Parties to this Agreement as to the interpretation of any provision of this Agreement (or the performance of obligations under this Agreement), the Parties shall promptly meet in a good faith effort to resolve the dispute. Should such good faith effort fail to resolve the dispute and upon the written request of a Party, the dispute shall be referred to the level of President or Senior Vice President within each Party’s organization for decision. If such officers do not agree upon a decision within thirty (30) days after reference of the matter to them, each Party shall be free to pursue and exercise any and all legal rights available to them.

Section 8.14Drafting Ambiguities. Each Party and its legal counsel have reviewed and participated in the drafting of this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting parties will not be applicable to the construction of this Agreement.

Section 8.15Interpretation. As used in this Agreement, unless otherwise specified: (a) all references to Sections, Articles, Schedules or Exhibits are to Sections, Articles, Schedules or Exhibits of or to this Agreement, each of which is specifically incorporated into and made a part of this Agreement by any reference thereto in this Agreement, as fully as if the terms and provisions thereof had been included in this Agreement in their entirety; (b) the terms “include” and “including” are to be construed as if followed by the phrase “without limitation;” (c) the terms “herein” or “hereunder” are to be construed to mean “in this Agreement” or “under this Agreement”, respectively; (d) whenever the context requires or clearly indicates or it is otherwise equitable to do so, the singular will include the plural, and vice versa, and the male, female and neuter genders will include each of the others; (e) each reference in this Agreement to a “Party” is a reference to any one of the Parties who are named in the caption to this Agreement and who have executed this Agreement, and to their successors and assigns in interest; (f) all headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of this Agreement; (g) as used herein, “good faith” has the meaning set forth in the Uniform Commercial Code, as adopted in the State of California as of the date of this Agreement; (h) each reference to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; (i) only information that was delivered to Buyer or posted by Seller in a virtual data room that provides notice of such posting to Buyer and to which Buyer had access at least three (3) Business Days after such notice and prior to the Effective Date will be deemed to have been “made available” or otherwise “delivered” by Seller to Buyer; and (j) the phrase “ordinary course of business” shall be deemed to be followed by the phrase “consistent with past practice”.

IN WITNESS WHEREOF, Seller, Buyer and RFI have caused this Agreement In be executed as of the date first written above by their respective duly authorized representatives.

“SELLER”		“BUYER”

NP Oakley Building I, LLC,		ROX AMZL Oakley CA LLC

By:	NPD Management, LLC, its Manager	By Series AMZL of ROX Financial LP, its sole member

By:	/s/ Nathaniel Hagedorn	By ROX Financial GP, LLC, its general partner
Nathaniel Hagedorn, Manager

		By:	/s/ Anthony Moro
		Name:	Anthony Moro
		Title:	President

		By:	/s/ David Ronn
		Name:	David Ronn
		Title:	Chief Legal Officer

“NP OAKLEY” signing so as to be bound only with respect to Section 4.11, Article 6 and Section 8.2.		“RFI”, signing so as to be bound only with respect to Sections 4.2(g), 7.2(b) and 8.2.

NP Oakley LLC		ROX Financial Inc.

By:	NPD Management, LLC, its Manager	By:	/s/ Effi Atad
		Name:	Effi Atad
		Title:	Chief Executive Officer
By:	/s/ Nathaniel Hagedorn
	Nathaniel Hagedorn, Manager	By:	/s/ David Ronn
		Name:	David Ronn
		Title:	tieneral Counsel